Exhibit 10.3

FIRST AMENDMENT TO COMMERCIAL LEASE

THIS FIRST AMENDMENT TO COMMERCIAL LEASE (this “Amendment”) is made and entered into as of this 19th day of August, 2013, by and between SABRE REALTY, LLC (“Lessor”), and MANITEX SABRE, INC., a Michigan corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee (as assignee of Sabre Manufacturing, LLC) are parties to that certain Commercial Lease dated January 1, 2009 (the “Lease”), with respect to certain premises located at 5420 E. State Road 8, Knox, Indiana 46534, as more particularly described in the Lease;

WHEREAS, Lessor has consented to the assignment of the Lessee’s interest in the Lease from Sabre Manufacturing, LLC to Lessee;

WHEREAS, Lessor and Lessee have agreed to amend the Lease as hereinafter set forth; and

WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the same meanings ascribed them in the Lease.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties hereinafter expressed, it is hereby agreed as follows:

1. Section 1.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“1.1	Lessor does hereby lease to Lessee, and Lessee hereby hires from Lessor, those premises commonly known as and located at 5420 E. State Road 8 (also known as 5435 E. State Road 8), Knox, Indiana 46534, as more particularly described on Exhibit A attached hereto including, without limitation, approximately 5 acres of land and the buildings thereon totaling approximately 60,800 square feet of space.”

2. Section 1.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“1.2	Said premises shall be used for general manufacturing purposes including, without limitation, for the manufacture of “frac” tanks and water tanks and to operate blast and paint facilities, and for uses ancillary thereto including without limitation office and warehouse uses, and for no other business or purpose without the written consent of Lessor.”

3. Notwithstanding anything in the Lease to the contrary, the term of the Lease is hereby extended through and shall expire on August 19, 2020 (the date seven years after the date of this Amendment). In addition, provided Lessee is not in default under the terms of the Lease, Lessee shall have the right and option to extend the term for an additional five (5) years upon written notice delivered to Lessor not less than ninety (90) days prior to the expiration date of the Lease noted in the immediately preceding sentence and, upon delivery of such notice to Lessor and provided Lessee is not in default under the terms of the Lease, the term of the Lease shall be further extended through and expire on August 19, 2025 (the date twelve (12) years after the date of this Amendment).

4. Notwithstanding anything in the Lease to the contrary, rent for the period beginning on the first day of the calendar month immediately following the date of this Amendment and continuing through expiration date of this Lease (including any extension term), shall be payable monthly in advance on the 1st day of each and every calendar month. The amount of rent payable by Lessee shall be $10,615.00 per month; provided, however, that the amount of monthly rent shall be increased on each anniversary of the date of this Amendment (each an “Adjustment Date”) by two percent (2%) or, if less, the increase, if any, in the Consumer Price Index (as defined below) between the date of this Amendment or the immediately preceding Adjustment Date, as applicable, and the then-current Adjustment Date, it being understood and agreed that Lessee shall notify Lessor in writing of the amount of any such increase in the amount of monthly rent payable hereunder of less than two percent (2%) based on the Consumer Price Index not less than ten (10) days prior to each Adjustment Date and shall include with such notice Lessee’s calculation of the amount of any such increase. For the avoidance of doubt, if there is no increase, or a decrease, in the Consumer Price Index between applicable Adjustment Dates, then there shall be no increase in the amount of monthly rent as of the then-current Adjustment Date, provided, Lessee provides Lessor with the written notice required by the preceding sentence. The monthly rent payable hereunder shall not decrease in any event. As used herein, the term “Consumer Price Index” shall mean the “Consumer Price Index for All Urban Consumers, All Items, in the U.S., Midwest region (Base Year 1982-1984=100, and being 223.775 as of June 2013)” published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is changed so that the base year of the Consumer Price Index changes, the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index is discontinued or revised during the Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.

5. Section 8.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“8.2

Lessee, at its own cost and expense, shall obtain or provide and keep in full force for the benefit of the Lessor, during the term hereof, commercial general liability insurance, insuring against any and all liability or claims of liability arising out of, occasioned by or resulting from any accident or otherwise in or about the Premises for injuries to any persons, for limits of not less than $2,000,000.00 per occurrence (bodily injury or property damage) and $5,000,000.00 in aggregate. The insurance policies shall be with duly licensed companies and evidence of such policies shall be delivered to the Lessor, together with proof of payment, prior to the date when the Lessee shall enter in possession. At least thirty (30) days prior to the expiration or termination date of any policy, the Lessee shall deliver a renewal or replacement policy with proof of the payment of the premium therefor. All policies of insurance shall name the Lessor as additional insured and loss payee. Lessor, at its sole cost and expense, shall also maintain property damage insurance insuring the leased premises for its full replacement value.

6. Section 13.7e of the Lease is hereby deleted in its entirety and replaced with the following:

“e.	Except as otherwise set forth herein, Lessee shall be solely responsible for all maintenance, repairs and replacements required with respect to the leased premises during the term of the Lease, whether interior or exterior, ordinary or extraordinary, including, but not limited to, the HVAC, electrical and mechanical systems comprising a part of the leased premises. Notwithstanding the foregoing, Lessor, at its sole cost and expense, shall be responsible for any replacements required with respect to the structural aspects of the building, including the roof deck (but excluding the roof and related drainage system), unless caused by Lessee’s negligence or misuse thereof. All work performed shall be completed in a first class manner by duly licensed and reputable contractors. Any work to be performed by Lessee costing more than $100,000 shall require the Lessor’s prior written approval, not to be unreasonably withheld.”

7. Provided that Lessee is not in default under the terms of the Lease, Lessee shall have the right and option to purchase the leased premises at any time during the term of the Lease (the “Purchase Option”). To exercise the Purchase Option, Lessee shall deliver to Lessor written notice of Lessee’s intent to purchase the premises (the “Purchase Notice”) not less than sixty (60) days prior to the date when Lessee intends to close on purchase of the premises. The Purchase Notice shall reference this paragraph of this Amendment and shall set forth the date upon which Lessee intends to close on purchase of the premises (the “Purchase Date”). After Lessee’s delivery of the Purchase Notice, Lessor and Lessee shall negotiate in good faith for up to thirty (30) days toward execution of a definitive purchase and sale agreement with respect to the Premises (the “Purchase Agreement”). The Purchase Agreement shall contain, among other provisions reasonably acceptable to Lessor and Lessee, the following provisions: (i) the purchase price shall be payable in cash on the Purchase Date and shall be the amount agreed upon by Lessor and Lessee or, if Lessor and Lessee are unable to agree upon the purchase price, then the purchase price shall be the average of two appraisals of the premises performed by independent, third-party appraisers, one selected and paid by Lessor (with Lessee’s reasonable consent) and one selected and paid by Lessee (with Lessor’s reasonable consent), in either case, not subject to any financing or other contingency; (ii) Lessor shall make reasonable limited representations and warranties with respect to the premises; (iii) Lessee shall have ten (10) days after execution of the Purchase Agreement in which to conduct limited due diligence with respect title and survey of the premises, during which period Lessee shall have the right to terminate the Purchase

Agreement without penalty for any reason or for no reason, in Lessee’s sole discretion, provided, however, Lessee agrees that upon any such termination Lessee shall be responsible to pay all of Lessor’s reasonable expenses, including, without limitation, all legal, accounting and appraisal expenses related to negotiation of the Purchase Agreement and related transactions; (iv) real estate taxes, assessments, utilities and the like shall be prorated as of the Purchase Date in accordance with local custom; and (v) Lessor and Lessee shall each pay their share of title, escrow and closing costs in accordance with local custom. Lessor and Lessee agree to work in good faith toward execution of the Purchase Agreement and closing of the transactions contemplated thereunder. If Lessor and Lessee are unable to agree upon and execute a definitive Purchase Agreement, each acting reasonably and in good faith, or if closing thereunder does not occur, then the Lease, including Lessee’s Purchase Option hereunder, shall continue in full force and effect pursuant to its terms.

8. During the period which is not more than ninety (90) days and not less than sixty (60) days prior to expiration or earlier termination of (i) the seven (7) year lease term, or (ii) the twelve (12) year Lease term if Lessee has exercised its option to extend the Lease for an additional five (5) year term (the “Sale Notice Period”), Lessor shall have the right and option to notify Lessee (the “Sale Notice”) that Lessor intends to sell the leased premises to Lessee (the “Sale Option”), which transaction shall close on or prior to the expiration of the seven year lease term or twelve year Lease term, as the case may be. For the avoidance of doubt, it is understood and agreed that Lessor’s right to exercise the Sale Option hereunder shall only exist at the expiration or earlier termination of the term of the Lease, as the same may be extended pursuant to Paragraph 3 of this Amendment. The Sale Notice shall reference this paragraph of this Amendment and shall set forth the date upon which Lessor intends to close on sale of the premises (the “Sale Date”). After Lessor’s delivery of the Sale Notice, Lessor and Lessee shall negotiate in good faith for up to thirty (30) days toward execution of a definitive purchase and sale agreement with respect to the Premises (the “Sale Agreement”). The Sale Agreement shall contain, among other provisions reasonably acceptable to Lessor and Lessee, the following provisions: (i) the purchase price shall be payable in cash on the Sale Date and shall be the amount agreed upon by Lessor and Lessee or, if Lessor and Lessee are unable to agree upon the purchase price, then the purchase price shall be the average of two appraisals of the premises performed by independent, third-party appraisers, one selected and paid by Lessor (with Lessee’s reasonable consent) and one selected and paid by Lessee (with Lessor’s reasonable consent)(the “Purchase Price”), in either case, not subject to any financing or other contingency; (ii) Lessor shall make reasonable limited representations and warranties with respect to the premises; (iii) Lessee shall have ten (10) days after execution of the Sale Agreement in which to conduct limited due diligence with respect title and survey of the premises; (iv) real estate taxes, assessments, utilities and the like shall be prorated as of the Sale Date in accordance with local custom; and (v) Lessor and Lessee shall each pay their share of title, escrow and closing costs in accordance with local custom. Lessor and Lessee agree to work in good faith toward execution of the Sale Agreement and closing of the transactions contemplated thereunder. If Lessor and Lessee are unable agree upon and execute a definitive Sale Agreement, each acting reasonably and in good faith, or if closing thereunder has not occurred within sixty (60) days of Lessor’s delivery of the Sale Notice, then Lessee shall nevertheless pay the Purchase Price as determined above to Lessor and Lessor shall transfer title to the leased premises by deed to Lessee free and clear of any and all liens and encumbrances (other than any such liens or encumbrances caused by Lessee), and Lessor and Lessee shall do all other things reasonably required to close on the sale of the leased premises from Lessor to Lessee.

9. From and after the date of this Amendment and continuing through expiration or termination thereof, Lessee shall (a) maintain the leased premises, (b) keep all operations at the leased premises, and (c) keep any use to which the leased premises are put, in compliance with Applicable Law; provided, however, that Lessor shall be responsible for attaining compliance with Applicable Law with respect to (a), (b) and (c) to the extent any non-compliance exists with respect to such items on or before the date of this Amendment. “Applicable Law” shall mean all federal, state, local and municipal laws, statutes, ordinances, rules, regulations and legally enforceable guidelines.

10. a. From and after the date of this Amendment and continuing through expiration or termination thereof, Lessee shall be responsible and liable for any Discharge of any Hazardous Substances at the leased premises, unless caused by Lessor or its agents, employees or representatives; provided, however, that Lessee shall not be responsible or liable for migration of Hazardous Substances onto the leased premises from off-site unless caused by Lessee or any member of the Lessee Group. Lessee shall not have any responsibility or liability for any Pre-Existing Condition, except to the extent such condition is determined to have been exacerbated by the acts of Lessee or any member of the Lessee Group. Lessor shall be solely responsible and liable for any Pre-Existing Condition, any Discharge of Hazardous Substances at any time before the date of this Amendment, and any Discharge of any Hazardous Substance after expiration or termination of the Lease, except to the extent any of the foregoing are caused or determined to have been exacerbated by the acts of Lessee or any member of the Lessee Group. “Hazardous Substances” shall mean any substance, material or waste, whether solid, liquid or gaseous, that is defined as hazardous or toxic, as pollution or a pollutant, or as contamination or a contaminant, in any Applicable Law or any other substance, material or waste that may cause liability at common law. “Discharge” shall mean the spilling, leaking, release, discharge or emission into the environment, including, without limitation, soil or other substrate, groundwater, surface water or ambient air. Any investigation or remediation of Hazardous Substances shall be to a standard consistent with industrial/commercial use of the leased premises and in a manner which shall in no material way either limit the future use, or diminish the value of, the leased premises. “Lessee Group” shall mean any or all of Lessee’s agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, sublessees, and assignees. “Pre-Existing Condition” shall mean the presence of any Hazardous Substances on the leased premises, to the extent such Hazardous Substances were not introduced onto the leased premises, on or after the date of this amendment.

b. Lessor represents to the Lessee that it has disclosed to Lessee all documents in the possession of Lessor indicating the actual or alleged presence of Hazardous Substances at the leased premises. To the best of Lessor’s Knowledge, except as set forth in such documents disclosed to Lessee, there are no other Hazardous Substances on, at, under or migrating from or to the leased premises. For purposes of this Lease, “Lessor’s Knowledge” shall consist of the knowledge on the date of this Amendment of Steven Adler, without any obligation on his part to conduct any inquiry or investigation of any sort. Lessee represents to Lessor that Lessee has no intention of using any Hazardous Substances at the leased premises except to the extent

Hazardous Substances are being used in connection with business operations at the leased premises prior to the date of this Amendment. Lessee will disclose to Lessor in writing any Hazardous Substances that Lessee uses or plans to use at the leased premises in addition to those being used in connection with business operations at the leased premises prior to the date of this Amendment no later than thirty (30) days from the date Lessee first brings such Hazardous Substances onto the leased premises.

c. Within the last ninety (90) days that Lessee is in possession of the leased premises, Lessee shall cooperate with and assist Lessor, at Lessor’s cost, in obtaining a Phase I environmental site assessment that is in full compliance with the American Society of Testing and Materials standard E-1527, performed by an environmental consultant or engineer retained by Lessor, a copy of which report (“Phase I Report”) shall be provided to Lessee. The Phase I Report shall contain the recommendations of the environmental consultant or engineer for the investigation of any Recognized Environmental Conditions (“RECs”) identified by the Phase I Report. Lessee shall provide Lessor’s environmental consultant or engineer with access to the leased premises for the purpose of performing the Phase I environmental site assessment and the investigation of any identified RECs. Lessor’s environmental consultant or engineer shall provide Lessee with a certificate of insurance indicating that Lessor’s environmental consultant or engineer has commercial general liability, automotive, and contractor’s pollution liability insurances from insurance companies with A. M. Best ratings of A or better in an amount no less than $1 million per claim or occurrence, and workers’ compensation insurance as required by Applicable Law. Lessor shall indemnify, defend and hold Lessee harmless from and against any costs, damages, claims or liabilities of any nature that arise from the presence of Lessor’s environmental consultant or engineer on the lease premises for the purposes described herein. Lessor shall ensure that Lessor’s environmental consultant or engineer uses all commercially reasonable efforts to avoid having its activities on the leased premise interfere with operations on the leased premises. Unless Lessor agrees otherwise in writing, Lessee shall pay the reasonable cost of the investigation and remediation of all Discharges of Hazardous Substances identified as RECs in the Phase I Report for which Lessee is responsible or liable under this Lease only to the extent necessary to comply with Applicable Law, and such investigation and remediation shall also comply with the terms of this Lease, evidence of which shall be provided to Lessor within ten (10) days of its receipt by Lessee, and Lessee shall be considered a holdover tenant in the event that the investigation and remediation of Hazardous Substances identified as RECs in the Phase I Report for which the Lessee is responsible or liable under this Lease is not completed within the term of the Lease. Unless Lessee agrees otherwise in writing, Lessor shall pay the cost of the investigation and remediation of all Discharges of Hazardous Substances for which Lessor is responsible or liable under this Lease only to the extent necessary to comply with Applicable Law, and such investigation and remediation shall also comply with the terms of this Lease, evidence of which shall be provided to Lessee within ten (10) days of its receipt by Lessor. The parties shall cooperate to do whatever is commercially and reasonably necessary to ensure that any investigation or remediation of Hazardous Substances under this Lease shall be consistent with the future use of the leased premises for industrial or commercial use, but need not do any investigation or remediation to permit the future use of the lease premises for residential purposes. Lessee shall not, without the prior written approval of Lessor (with such prior written approval by Lessor not to be unreasonably withheld), undertake any invasive sampling of soil, groundwater or surface water on, at, under or migrating from the leased premises during the term of this Lease.

d. Each party shall notify the other upon the discovery by them or by others working on their behalf of any Hazardous Substances on, at, under or migrating from or to the leased premises. Each party shall keep the other fully informed of all of its efforts in the investigation or remediation of any Hazardous Substances Discharged on, at, under or migrating from the leased premises. Each party shall (a) simultaneously provide the other party with a copy of any correspondence, document or information of any sort provided by the former party to any Governmental Entity with respect to Hazardous Substances Discharged or alleged to have been Discharged at the leased premises; and (b) provide the other party, within three (3) business days of the former party’s receipt of any correspondence, document or information of any sort, with a true copy of such correspondence, document or information, in connection with Hazardous Substances on, at, under or migrating from the leased premises, or the investigation or remediation of such Hazardous Substances. Each party shall give the other party no less than ten calendar (10) days advanced notice of any meeting between the former party and any Governmental Entity concerning Hazardous Substances at the leased premises, and shall give the other party the opportunity to be present at such meeting. “Governmental Entity” shall mean any federal, state, local or municipal agency, office, authority, officer or employee with jurisdiction or authority under Applicable Law.

e. Each party shall indemnify, defend and hold the other party, including its members, shareholders, officers, directors, representatives, agents and employees, harmless from and against any and all claims, response costs, losses, liabilities, lawsuits, damages, costs, cost recovery, and expenses, including, without limitation, legal fees, incurred to enforce this indemnity or otherwise, to the extent arising directly or indirectly from, out of, or by reason of any breach of the first party’s representations, warranties, covenants, responsibilities or other obligations under paragraphs 9 and 10 of this Amendment, which indemnification obligations shall survive expiration or earlier termination of the lease including, without limitation, termination of the lease pursuant to exercise of the Purchase Option or the Sale Option.

11. In the event Lessee remains in possession of the leased premises after expiration or earlier termination of the Lease, other than following exercise of the Purchase Option or the Sale Option, then Lessee shall be considered a holdover tenant on the same terms and conditions as the Lease but Lessee shall pay 150% of the monthly rental for the last month of the term of the Lease for each month of such holdover tenancy.

12. Subject to the limitations contain in this paragraph 12, Lessor and Lessee hereby waive and release the other, and waive their right of recovery against the other, for loss of or damage to property, real and/or personal, arising out of or incident to the perils insured or to be insured against under this Lease and under any similar insurance maintained by Lessor and Lessee, which perils occur in, on or about the Premises, whether due to the negligence of Lessor or Lessee or their agents, employees, contractors and/or invitees, to the extent such loss or damage is covered by such insurance. Deductibles and self-insured retentions in amounts equal to or less than the amount of such deductibles or self-insured retentions in effect on the date hereof shall be deemed to be recoverable and excluded from insurance for purposes hereof, it being understood that all deductibles and self-insured retentions in excess of amounts in effect on the date hereof shall be deemed to be covered by insurance for purposes hereof. For the avoidance of doubt, Lessor and Lessee each reserve and do not waive their right of recovery against the other for any such loss or damage due to the wrongful or negligent acts or omissions of the other that are not covered by such insurance, including, but not limited to, any such loss or damage in excess of such insurance coverage limits. Lessor and Lessee shall, in connection with obtaining the policies of insurance required hereunder, give notice to their respective insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease and request issuance of endorsements confirming waiver of the insurance company’s right of recovery pursuant to this paragraph 12 of this Amendment.

13. Lessor hereby reconfirms its consent to assignment of the Lease from Sabre Manufacturing, LLC, to Lessee.

14. Except as expressly modified by this Amendment, all terms and provisions of the Lease shall remain in full force and effect.

15. This Amendment may be executed with facsimile signatures and in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

“LESSOR”

SABRE REALTY, LLC

By:	/s/ Steven Adler
Name: Steven Adler
Title: Managing Member

“LESSEE”

MANITEX SABRE, INC., a Michigan corporation

By:	/s/ David J. Langevin
Name: David J. Langevin
Title: President

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